UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 2)*

Somaxon Pharmaceuticals, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

834453 10 2

(CUSIP Number)

LUKE EVNIN MPM ASSET MANAGEMENT THE JOHN HANCOCK TOWER 200 CLARENDON STREET, 54TH FLOOR BOSTON, MASSACHUSETTS 02116 TELEPHONE: (617) 425-9200

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 9, 2012

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13D

CUSIP No. 834453 10 2

1.	Name of Reporting Persons MPM BioVentures III-QP, L.P
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 2,127,645(2)
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 2,127,645(2)
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,127,645(2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 4.33%(3)
14.	Type of Reporting Person (see instructions) PN
(1)	This Schedule is filed by MPM BioVentures III-QP, L.P. (“BV III QP ”), MPM BioVentures III, L.P. (“BV III”), MPM BioVentures III Parallel Fund, L.P. (“BV III PF”), MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”), MPM Asset Management Investors 2005 BVIII LLC (“AM LLC”), MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC” and collectively with BV III QP, BV III, BV III PF, BV III KG, AM LLC and BV III GP, the “MPM Entities”) and Luke Evnin, Ansbert Gadicke, Nicholas Galakatos, Michael Steinmetz, Kurt Wheeler, Nicholas Simon III and Dennis Henner (collectively, the “Listed Persons”). BVIII GP and BVIII LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Listed Persons are Series A members of BV III LLC and managers of AM LLC. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Includes 1,064,125 shares of common stock, par value $0.01 per share (the “Common Stock”) issuable pursuant to warrants, which are exercisable within 60 days of the date of this filing.
(3)	This percentage is calculated based upon 48,108,251 shares of Somaxon Pharmaceuticals, Inc.’s (the “Issuer’s”) Common Stock outstanding as of April 9, 2012 as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Exchange Act of 1934, as amended (the “Exchange Act”), as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2012.

13D

CUSIP No. 834453 10 2

1.	Name of Reporting Persons MPM BioVentures III, L.P
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 143,066(2)
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 143,066(2)
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 143,066(2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 0.3%(3)
14.	Type of Reporting Person (see instructions) PN
(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Includes 71,553 shares of Common Stock issuable pursuant to warrants, which are exercisable within 60 days of the date of this filing.
(3)	This percentage is calculated based upon 48,108,251 shares of the Issuer’s Common Stock outstanding as of April 9, 2012 as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Exchange Act of 1934, as amended (the “Exchange Act”), as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2012.

13D

CUSIP No. 834453 10 2

1.	Name of Reporting Persons MPM Asset Management Investors 2005 BVIII LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 37,704(2)
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 37,704(2)
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 37,704(2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 0.1%(3)
14.	Type of Reporting Person (see instructions) 00
(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Includes 18,848 shares of Common Stock issuable pursuant to warrants, which are exercisable within 60 days of the date of this filing.
(3)	This percentage is calculated based upon 48,108,251 shares of the Issuer’s Common Stock outstanding as of April 9, 2012 as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Exchange Act, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2012.

13D

CUSIP No. 834453 10 2

1.	Name of Reporting Persons MPM BioVentures III Parallel Fund, L.P
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 64,269(2)
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 64,269(2)
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 64,269(2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 0.1%(3)
14.	Type of Reporting Person (see instructions) PN
(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Includes 32,144 shares of Common Stock issuable pursuant to warrants, which are exercisable within 60 days of the date of this filing.
(3)	This percentage is calculated based upon 48,108,251 shares of the Issuer’s Common Stock outstanding as of April 9, 2012 as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Exchange Act, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2012.

13D

CUSIP No. 834453 10 2

1.	Name of Reporting Persons MPM BioVentures III GmbH & Co. Beteiligungs KG
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Germany
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 179,795(2)
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 179,795(2)
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 179,795(2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 0.4%(3)
14.	Type of Reporting Person (see instructions) PN
(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Includes 89,923 shares of Common Stock issuable pursuant to warrants, which are exercisable within 60 days of the date of this filing.
(3)	This percentage is calculated based upon 48,108,251 shares of the Issuer’s Common Stock outstanding as of April 9, 2012 as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Exchange Act, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2012.

13D

CUSIP No. 834453 10 2

1.	Name of Reporting Persons MPM BioVentures III GP, L.P
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,514,775(2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,514,775(2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,514,775(2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 5.1%(3)
14.	Type of Reporting Person (see instructions) PN
(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of 1,063,520 shares of Common Stock and 1,064,125 shares of Common Stock issuable upon exercise of warrants held by BV III QP; 71,513 shares of Common Stock and 71,553 shares of Common Stock issuable upon exercise of warrants held by BV III; 32,125 shares of Common Stock and 32,144 shares of Common Stock issuable upon exercise of warrants held by BV III PF; and 89,872 shares of Common Stock and 89,923 shares of Common Stock issuable upon exercise of warrants held by BV III KG. The warrants listed above are exercisable within 60 days of the date of this filing. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG.
(3)	This percentage is calculated based upon 48,108,251 shares of the Issuer’s Common Stock outstanding as of April 9, 2012 as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Exchange Act, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2012.

13D

CUSIP No. 834453 10 2

1.	Name of Reporting Persons MPM BioVentures III LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,514,775(2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,514,775(2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,514,775(2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 5.1%(3)
14.	Type of Reporting Person (see instructions) OO
(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of 1,063,520 shares of Common Stock and 1,064,125 shares of Common Stock issuable upon exercise of warrants held by BV III QP; 71,513 shares of Common Stock and 71,553 shares of Common Stock issuable upon exercise of warrants held by BV III; 32,125 shares of Common Stock and 32,144 shares of Common Stock issuable upon exercise of warrants held by BV III PF; and 89,872 shares of Common Stock and 89,923 shares of Common Stock issuable upon exercise of warrants held by BV III KG. The warrants listed above are exercisable within 60 days of the date of this filing. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG.
(3)	This percentage is calculated based upon 48,108,251 shares of the Issuer’s Common Stock outstanding as of April 9, 2012 as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Exchange Act, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2012.

13D

CUSIP No. 834453 10 2

1.	Name of Reporting Persons Luke Evnin
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,552,479(2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,552,479(2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,552,479(2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 5.2%(3)
14.	Type of Reporting Person (see instructions) IN
(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of 1,063,520 shares of Common Stock and 1,064,125 shares of Common Stock issuable upon exercise of warrants held by BV III QP; 71,513 shares of Common Stock and 71,553 shares of Common Stock issuable upon exercise of warrants held by BV III; 32,125 shares of Common Stock and 32,144 shares of Common Stock issuable upon exercise of warrants held by BV III PF; 89,872 shares of Common Stock and 89,923 shares of Common Stock issuable upon exercise of warrants held by BV III KG; and 18,856 shares of Common Stock and 18,848 shares of Common Stock issuable upon exercise of warrants held by AM LLC. The warrants listed above are exercisable within 60 days of the date of this filing. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3)	This percentage is calculated based upon 48,108,251 shares of the Issuer’s Common Stock outstanding as of April 9, 2012 as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Exchange Act, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2012.

13D

CUSIP No. 834453 10 2

1.	Name of Reporting Persons Ansbert Gadicke
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,552,479(2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,552,479(2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,552,479(2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 5.2%(3)
14.	Type of Reporting Person (see instructions) IN
(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of 1,063,520 shares of Common Stock and 1,064,125 shares of Common Stock issuable upon exercise of warrants held by BV III QP; 71,513 shares of Common Stock and 71,553 shares of Common Stock issuable upon exercise of warrants held by BV III; 32,125 shares of Common Stock and 32,144 shares of Common Stock issuable upon exercise of warrants held by BV III PF; 89,872 shares of Common Stock and 89,923 shares of Common Stock issuable upon exercise of warrants held by BV III KG; and 18,856 shares of Common Stock and 18,848 shares of Common Stock issuable upon exercise of warrants held by AM LLC. The warrants listed above are exercisable within 60 days of the date of this filing. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3)	This percentage is calculated based upon 48,108,251 shares of the Issuer’s Common Stock outstanding as of April 9, 2012 as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Exchange Act, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2012.

13D

CUSIP No. 834453 10 2

1.	Name of Reporting Persons Nicholas Galakatos
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,552,479(2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,552,479(2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,552,479(2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 5.1%(3)
14.	Type of Reporting Person (see instructions) IN
(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of 1,063,520 shares of Common Stock and 1,064,125 shares of Common Stock issuable upon exercise of warrants held by BV III QP; 71,513 shares of Common Stock and 71,553 shares of Common Stock issuable upon exercise of warrants held by BV III; 32,125 shares of Common Stock and 32,144 shares of Common Stock issuable upon exercise of warrants held by BV III PF; 89,872 shares of Common Stock and 89,923 shares of Common Stock issuable upon exercise of warrants held by BV III KG; and 18,856 shares of Common Stock and 18,848 shares of Common Stock issuable upon exercise of warrants held by AM LLC. The warrants listed above are exercisable within 60 days of the date of this filing. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3)	This percentage is calculated based upon 48,108,251 shares of the Issuer’s Common Stock outstanding as of April 9, 2012 as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Exchange Act, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2012.

13D

CUSIP No. 834453 10 2

1.	Name of Reporting Persons Michael Steinmetz
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,552,479(2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,552,479(2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,552,479(2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 5.1%(3)
14.	Type of Reporting Person (see instructions) IN
(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of 1,063,520 shares of Common Stock and 1,064,125 shares of Common Stock issuable upon exercise of warrants held by BV III QP; 71,513 shares of Common Stock and 71,553 shares of Common Stock issuable upon exercise of warrants held by BV III; 32,125 shares of Common Stock and 32,144 shares of Common Stock issuable upon exercise of warrants held by BV III PF; 89,872 shares of Common Stock and 89,923 shares of Common Stock issuable upon exercise of warrants held by BV III KG; and 18,856 shares of Common Stock and 18,848 shares of Common Stock issuable upon exercise of warrants held by AM LLC. The warrants listed above are exercisable within 60 days of the date of this filing. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3)	This percentage is calculated based upon 48,108,251 shares of the Issuer’s Common Stock outstanding as of April 9, 2012 as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Exchange Act, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2012.

13D

CUSIP No. 834453 10 2

1.	Name of Reporting Persons Kurt Wheeler
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,552,479(2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,552,479(2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,552,479(2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 5.1%(3)
14.	Type of Reporting Person (see instructions) IN
(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of 1,063,520 shares of Common Stock and 1,064,125 shares of Common Stock issuable upon exercise of warrants held by BV III QP; 71,513 shares of Common Stock and 71,553 shares of Common Stock issuable upon exercise of warrants held by BV III; 32,125 shares of Common Stock and 32,144 shares of Common Stock issuable upon exercise of warrants held by BV III PF; 89,872 shares of Common Stock and 89,923 shares of Common Stock issuable upon exercise of warrants held by BV III KG; and 18,856 shares of Common Stock and 18,848 shares of Common Stock issuable upon exercise of warrants held by AM LLC. The warrants listed above are exercisable within 60 days of the date of this filing. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3)	This percentage is calculated based upon 48,108,251 shares of the Issuer’s Common Stock outstanding as of April 9, 2012 as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Exchange Act, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2012.

13D

CUSIP No. 834453 10 2

1.	Name of Reporting Persons Nicholas Simon III
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,552,479(2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,552,479(2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,552,479(2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 5.1%(3)
14.	Type of Reporting Person (see instructions) IN
(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of 1,063,520 shares of Common Stock and 1,064,125 shares of Common Stock issuable upon exercise of warrants held by BV III QP; 71,513 shares of Common Stock and 71,553 shares of Common Stock issuable upon exercise of warrants held by BV III; 32,125 shares of Common Stock and 32,144 shares of Common Stock issuable upon exercise of warrants held by BV III PF; 89,872 shares of Common Stock and 89,923 shares of Common Stock issuable upon exercise of warrants held by BV III KG; and 18,856 shares of Common Stock and 18,848 shares of Common Stock issuable upon exercise of warrants held by AM LLC. The warrants listed above are exercisable within 60 days of the date of this filing. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3)	This percentage is calculated based upon 48,108,251 shares of the Issuer’s Common Stock outstanding as of April 9, 2012 as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Exchange Act, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2012.

13D

CUSIP No. 834453 10 2

1.	Name of Reporting Persons Dennis Henner
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,552,479(2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,552,479(2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,552,479(2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 5.1%(3)
14.	Type of Reporting Person (see instructions) IN
(1)	This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of 1,063,520 shares of Common Stock and 1,064,125 shares of Common Stock issuable upon exercise of warrants held by BV III QP; 71,513 shares of Common Stock and 71,553 shares of Common Stock issuable upon exercise of warrants held by BV III; 32,125 shares of Common Stock and 32,144 shares of Common Stock issuable upon exercise of warrants held by BV III PF; 89,872 shares of Common Stock and 89,923 shares of Common Stock issuable upon exercise of warrants held by BV III KG; and 18,856 shares of Common Stock and 18,848 shares of Common Stock issuable upon exercise of warrants held by AM LLC. The warrants listed above are exercisable within 60 days of the date of this filing. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3)	This percentage is calculated based upon 48,108,251 shares of the Issuer’s Common Stock outstanding as of April 9, 2012 as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Exchange Act, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2012.

Explanatory Note:

This Amendment No. 2 to Schedule 13D (this “Schedule 13D/A”) amends and supplements the Schedule 13D previously filed by the undersigned with the Securities and Exchange Commission on July 16, 2009 and amended by Amendment No. 1 filed June 12, 2012 (as amended, the “Original Schedule 13D”). This Schedule 13D/A is being filed to report the open market sales of shares of common stock of Somaxon Pharmaceuticals, Inc. (the “Company”) by the MPM Entities.

All capitalized terms not otherwise defined herein shall have the meaning ascribed to the terms in the Original Schedule 13D. The Original Schedule 13D is hereby amended and supplemented as follows and, except as expressly amended below, the Original Schedule 13D remains in full force and effect.

Item 4.	Purpose of Transaction

Item 4 of the Original Schedule 13D is hereby amended and supplemented by adding the following paragraph at the end of Item 4:

The MPM Entities sold an aggregate of 2,507, 299 shares of Common Stock in open market transactions from June 15, 2012 through July 9, 2012 for aggregate proceeds of $729,990.63.

Item 5.	Interest in Securities of the Issuer

“Item 5 of the Original Schedule 13D is hereby amended and restated in its entirety as follows:

(a) – (b) The following information with respect to the ownership of the common stock of the Issuer by the Reporting Persons is provided as of July 16, 2012:

MPM Entity	Shares Held Directly	Shares Issuable Upon Exercise of Warrants Held Directly(1)	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (2)
BV III QP	1,063,520	1,064,125	2,127,645	0	2,127,645	0	2,127,645	4.3%
BV III	71,513	71,553	143,066	0	143,066	0	143,066	0.3%
AM LLC	18,856	18,848	37,704	0	37,704	0	37,704	0.1%
BV III PF	32,125	32,144	64,269	0	64,269	0	64,269	0.1%
BV III KG	89,872	89,923	179,795	0	179,795	0	179,795	0.4%
BV III GP(3)	0	0	0	2,514,775	0	2,514,775	2,514,775	5.1%
BV III LLC(3)	0	0	0	2,514,775	0	2,514,775	2,514,775	5.1%
Luke Evnin(4)	0	0	0	2,552,479		2,552,479	2,552,479	5.2%
Ansbert Gadicke(4)	0	0	0	2,552,479	0	2,552,479	2,552,479	5.2%
Nicholas Galakatos(4)	0	0	0	2,552,479	0	2,552,479	2,552,479	5.2%
Michael Steinmetz(4)	0	0	0	2,552,479	0	2,552,479	2,552,479	5.2%
Kurt Wheeler(4)	0	0	0	2,552,479	0	2,552,479	2,552,479	5.2%
Nicholas Simon III(4)	0	0	0	2,552,479	0	2,552,479	2,552,479	5.2%
Dennis Henner(4)	0	0	0	2,552,479	0	2,552,479	2,552,479	5.2%

(1)	Comprised of securities exercisable within 60 days of the filing date.
(2)	This percentage is calculated based upon 48,108,251 shares of the Issuer’s Common Stock outstanding as of April 9, 2012 as adjusted pursuant to Rule 13d-3(d)(1) promulgated under the Exchange Act, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2012.

(3)	BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The securities are held as follows: BV III QP: 1,063,520 shares of Common Stock and warrants to purchase 1,064,125 shares of Common Stock; BV III: 71,513 shares of Common Stock and warrants to purchase 71,553 shares of Common Stock; BV III PF: 32,125 shares of Common Stock and warrants to purchase 32,144 shares of Common Stock; and BV III KG: 89,872 shares of Common Stock and warrants to purchase 89,923 shares of Common Stock.
(4)	The Reporting Person is a Series A Member of BV III LLC and manager of AM LLC. The securities are held as follows: BV III QP: 1,063,520 shares of Common Stock and warrants to purchase 1,064,125 shares of Common Stock; BV III: 71,513 shares of Common Stock and warrants to purchase 71,553 shares of Common Stock; BV III PF: 32,125 shares of Common Stock and warrants to purchase 32,144 shares of Common Stock; BV III KG: 89,872 shares of Common Stock and warrants to purchase 89,923 shares of Common Stock; and AM LLC: 18,856 shares of Common Stock and warrants to purchase 18,848 shares of Common Stock.

(c)	The Reporting Persons sold the following shares of Common Stock in the open market during the sixty days immediately preceding the date of the filing of this Schedule 13D/A and, except as set forth below, the Reporting Persons have not engaged in any transactions in the Common Stock during such time period:

MPM Entity	Date of Transaction	Number of Shares Sold	Price Per Share
BV III QP	6/15/12	1,209	$0.29
BV III	6/15/12	81	$0.29
BV III PF	6/15/12	37	$0.29
BV III KG	6/15/12	102	$0.29
AM LLC	6/15/12	21	$0.29
BV III QP	6/19/12	10,003	$0.29
BV III	6/19/12	673	$0.29
BV III PF	6/19/12	302	$0.29
BV III KG	6/19/12	845	$0.29
AM LLC	6/19/12	177	$0.29
BV III QP	6/28/12	16,255	$0.29
BV III	6/28/12	1,093	$0.29
BV III PF	6/28/12	491	$0.29
BV III KG	6/28/12	1,373	$0.29
AM LLC	6/28/12	288	$0.29
BV III QP	7/2/12	66,976	$0.29
BV III	7/2/12	4,503	$0.29
BV III PF	7/2/12	2,023	$0.29
BV III KG	7/2/12	5,660	$0.29
AM LLC	7/2/12	1,186	$0.29
BV III QP	7/3/12	81,865	$0.29
BV III	7/3/12	5,505	$0.29
BV III PF	7/3/12	2,473	$0.29
BV III KG	7/3/12	6,918	$0.29
AM LLC	7/3/12	1,449	$0.29
BV III QP	7/6/12	559,506	$0.29
BV III	7/6/12	37,622	$0.29
BV III PF	7/6/12	16,901	$0.29
BV III KG	7/6/12	47,281	$0.29
AM LLC	7/6/12	9,907	$0.29
BV III QP	7/9/12	1,354,196	$0.31
BV III	7/9/12	91,057	$0.31
BV III PF	7/9/12	40,907	$0.31
BV III KG	7/9/12	114,435	$0.31
AM LLC	7/9/12	23,979	$0.31

(d)	Not applicable.

(e)	Not applicable.

The information provided and incorporated by reference in Item 3 is hereby incorporated by reference.

Item 7.	Material to Be Filed as Exhibits

Item 7 of the Original Schedule 13D is hereby supplemented by adding the following in appropriate order:

C.	Agreement regarding filing of joint Schedule 13D.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 16, 2012

MPM BIOVENTURES III, L.P.		MPM BIOVENTURES III-QP, L.P.

By:	MPM BioVentures III GP, L.P.,	By:	MPM BioVentures III GP, L.P.,
	its General Partner		its General Partner

By:	MPM BioVentures III LLC,	By:	MPM BioVentures III LLC,
	its General Partner		its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin
	Name: Luke Evnin		Name: Luke Evnin
	Title: Series A Member		Title: Series A Member

MPM BIOVENTURES III PARALLEL FUND, L.P.		MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG

By:	MPM BioVentures III GP, L.P.,	By:	MPM BioVentures III GP, L.P.,
	its General Partner		in its capacity as the Managing Limited Partner

By:	MPM BioVentures III LLC,	By:	MPM BioVentures III LLC,
	its General Partner		its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin
	Name: Luke Evnin		Name: Luke Evnin
	Title: Series A Member		Title: Series A Member

MPM ASSET MANAGEMENT INVESTORS 2005 BVIII LLC		MPM BIOVENTURES III GP, L.P.

		By:	MPM BioVentures III LLC,
By:	/s/ Luke Evnin		its General Partner
Name: Luke Evnin
Title: Manager

		By:	/s/ Luke Evnin
Name: Luke Evnin
Title: Series A Member

MPM BIOVENTURES III LLC

By:	/s/ Luke Evnin		/s/ Luke Evnin
	Name: Luke Evnin		Luke Evnin
Title: Series A Member

	/s/ Ansbert Gadicke		/s/ Nicholas Galakatos
	Ansbert Gadicke		Nicholas Galakatos

	/s/ Michael Steinmetz		/s/ Kurt Wheeler
	Michael Steinmetz		Kurt Wheeler

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact

constitute Federal criminal violations (See 18 U.S.C. 1001)

EXHIBIT INDEX

C.	Agreement regarding filing of joint Schedule 13D.